Exhibit 22.1—List of Subsidiary Issuers of Guaranteed Securities

As of July 14, 2023, the following wholly-owned consolidated subsidiaries of CRH public limited company, a company incorporated in the Republic of Ireland (“CRH plc”), may issue from time to time debt securities which are fully and unconditionally guaranteed by CRH plc under a registration statement on Form F-3:

•	CRH America, Inc., a company incorporated in the State of Delaware (which currently has outstanding certain 6.40% Notes due 2033, which are fully and unconditionally guaranteed by CRH plc); and

•	CRH America Finance, Inc., a company incorporated in the State of Delaware.